Exhibit 99.1

For Immediate Release
Tuesday, October 23, 2007
Press Release

FNB CORPORATION REPORTS THIRD QUARTER 2007 RESULTS AND MERGER APPROVAL FROM FEDERAL RESERVE BOARD

CHRISTIANSBURG, Virginia – William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), reported net income of $3.3 million for the quarter ended September 30, 2007, down $1.4 million or 29.6% from $4.7 million for the quarter ended September 30, 2006. Net loan charge-offs for the quarter ended September 30, 2007 totaled $3.9 million, which led to an increase in the provision for loan losses of 358.5% to $1.6 million for the quarter ended September 30, 2007.

“We are not pleased with the results of the third quarter,” stated Heath. “The uncharacteristically high charge-off amount was largely attributable to a $3.2 million charge-off related to a real estate development project.  We are working through this loan relationship in a proactive and expeditious manner,” concluded Heath.

Basic and diluted earnings for the quarter were $0.45 and $0.44 per share, respectively, down from $0.64 and $0.63 per share, respectively, for the quarter ended September 30, 2006.

Return on average shareholders’ equity decreased to 7.30% for the three months ended September 30, 2007, from 11.25% for the three months ended September 30, 2006. Return on average tangible shareholders’ equity, a non-GAAP financial measure1 that adjusts the return and average shareholders’ equity for the impact of core deposit intangibles and goodwill, decreased to 10.35% for the three months ended September 30, 2007, from 16.40% for the three months ended September 30, 2006.

Net income for the nine months ended September 30, 2007 was $11.8 million, a decrease of $1.9 million or 14.0% from the income reported for the same period in 2006.  Basic and diluted earnings for the nine months ended September 30, 2007 were $1.60 and $1.59 per share, respectively, down from $1.87 and $1.85 per share, respectively, for the nine months ended September 30, 2006.

Return on average shareholders’ equity decreased to 8.90% for the nine months ended September 30, 2007, from 11.16% for the nine months ended September 30, 2006. Return on average tangible shareholders’ equity, a non-GAAP financial measure1 that adjusts the return and average shareholders’ equity for the impact of core deposit intangibles and goodwill, decreased to 12.58% for the nine months ended September 30, 2007, from 16.40% for the nine months ended September 30, 2006.

Details of FNB Corporation’s financial performance for the quarter and nine months ended September 30, 2007 follow:

▪	Net Interest Income
For the three months ended September 30, 2007, net interest income declined $498 thousand or 3.6% to $13.3 million as compared to the three months ended September 30, 2006.  Improved yields on our loan portfolio were softened by continued contraction of loan balances and increased funding costs.  The net interest margin on a fully tax equivalent basis for the quarter was 3.78%, a 10 basis point compression when compared to the results for the second quarter of 2007.

For the nine months ended September 30, 2007, net interest income decreased by 0.5% to $40.5 million as compared to the same period in 2006.  Compared to the nine months ended September 30, 2006, the net interest margin declined 12 basis points to 3.86% for the nine months ended September 30, 2007.

▪	Deposit Growth
Demand and savings account balances stabilized during the third quarter and held steady, with $5.0 million in growth since December 31, 2006, and total balances of $611.4 million at September 30, 2007.  Total deposits contracted 0.2% or $2.8 million from December 31, 2006, to $1.3 billion at September 30, 2007.  Management is closely monitoring funding costs to better align costs with asset funding requirements.

▪	Loan Portfolio
The loan portfolio decreased $50.3 million or 4.3% to $1.12 billion at September 30, 2007, from $1.17 billion at December 31, 2006.  The Company continues to experience runoff in mortgage loan balances as customers refinance variable rate mortgages during 2007.  Additionally, loan balances in the indirect lending portfolio represented $20.4 million or 40.5% of the decline as a result of the Company’s strategic decision to discontinue this type of lending effective August 2006.

▪	Asset Quality
The provision for loan losses for the nine months ended September 30, 2007 was $2.3 million, which represents an increase of $960 thousand or 72.0% when compared to the same period in 2006.  Net loan charge-offs totaled $4.6 million for the nine months ended September 30, 2007 compared to $1.2 million for the nine months ended September 30, 2006.  The increase in net loan charge-offs, among other factors, led to a significant increase in the required provision for loan losses when compared to the same period in 2006.

Nonperforming assets, which consist of loans past due 90 days and over on which interest is still accruing, nonaccrual loans, and other real estate owned increased $9.2 million, from $6.1 million at December 31, 2006 to $15.3 million at September 30, 2007.  Expressed as a percentage of loans, net of unearned income, these balances increased from 0.52% at December 31, 2006 to 1.37% at September 30, 2007.  The nonperforming asset total includes approximately $9.0 million of the real estate development loan relationship placed on nonaccrual in July 2007 which management is actively working to resolve.

▪	Noninterest Income
Noninterest income for the three months ended September 30, 2007 decreased $317 thousand or 8.3% to $3.5 million, from $3.8 million for the three months ended September 30, 2006. The decrease in noninterest income was primarily attributable to a reduction in loan origination fees related to the softening of the real estate housing markets and personnel changes, partially offset by an increase in trust income.  Compared to the second quarter of 2007, noninterest income was up $12 thousand or 0.3%.

Noninterest income for the nine months ended September 30, 2007 decreased $1.1 million or 9.2% to $10.5 million, from $11.6 million for the nine months ended September 30, 2006.  The decrease was driven by lower service charge income on deposit accounts of $563 thousand coupled with a $475 thousand reduction in loan origination income associated with the housing slowdown.

▪	Noninterest Expense
Expense control measures kept noninterest expense in check during the third quarter.  Noninterest expense increased $96 thousand or 1.0% to $10.4 million for the three months ended September 30, 2007, from $10.3 million for the three months ended September 30, 2006, primarily due to increases in personnel and occupancy expense. Compared to the second quarter of 2007, noninterest expenses declined $117 thousand or 1.1%, primarily as a result of lower personnel costs related to production-based incentive plans.

Noninterest expense for the nine months ended September 30, 2007 increased $847 thousand or 2.8% to $31.1 million, from $30.3 million for the nine months ended September 30, 2006.  The increase in personnel expense was attributable, in part, to the strategic addition of commercial and private banking officers in new markets as well as the creation of credit support functions.

Heath stated, “We are disappointed with the impact the loan related expenses have had on our financial performance for 2007 and could continue to have in the near term.  While the short term horizon may be challenging for the financial services industry, we remain focused on sound underwriting decisions coupled with active portfolio management.  We are also excited about our progress on several additional retail sites to enhance retail delivery and customer convenience.”

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, FNB Corporation operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                                                                                                William B. Littreal
President/CEO                                                                                                  Executive Vice President/CFO
(540) 382-6041                                                                                                   (540) 381-6758

1Non-GAAP Financial Measures

This press release, including the attached selected unaudited financial tables that are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These "non-GAAP" financial measures are "cash basis operating earnings" (cash basis earnings per share), "return on average tangible assets," and "return on average tangible shareholders’ equity." FNB's management uses these non-GAAP measures in its analysis of FNB’s performance. We believe these measures are important when measuring the Company's performance exclusive of the effects of goodwill and other intangibles recorded in previous acquisitions, and these measures are used by many investors as part of their analysis of FNB.

Cash basis operating earnings is defined as net income plus amortization expense (net of tax) applicable to intangible assets. Cash basis earnings per basic and diluted share is defined as cash basis operating earnings divided by weighted average basic and diluted common shares outstanding for the period. FNB’s management includes cash basis operating earnings measures to compare the company's earnings exclusive of non-cash amortization expense and because it is a measure used by many investors as part of their analysis of FNB’s performance.

Return on average tangible assets is defined as earnings for the period (annualized for the quarterly period) divided by average assets reduced by average goodwill and other intangible assets. Return on average tangible shareholders’ equity is defined as earnings for the period (annualized for the quarterly period) divided by average shareholders’ equity reduced by average goodwill and other intangible assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the "Alternative Performance Measures" in the attached unaudited financial tables for a more detailed analysis of these non-GAAP performance measures and the most directly comparable GAAP measures.

Pending Merger of Equals with Virginia Financial Group, Inc.

On July 26, 2007, FNB and Virginia Financial Group, Inc. (“VFG”) announced they had entered an Agreement and Plan of Reorganization pursuant to which the two companies will combine in a merger of equals transaction, creating the largest independent bank holding company headquartered in Virginia.

On October 12, 2007, the Federal Reserve Board approved our proposed merger with VFG.   "The receipt of the approval from the Federal Reserve Board is an important milestone in our efforts to complete the merger with VFG and we are very pleased to report this progress," stated Heath.

 The merger is subject to approval by both companies’ shareholders, the satisfaction of customary closing conditions, and regulatory review and approvals.  The companies expect the merger to be completed during the fourth quarter of 2007.

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-146249) to register the shares of VFG common stock to be issued to the shareholders of FNB in the transaction, which includes a joint proxy statement/prospectus.  The definitive joint proxy statement/prospectus will be mailed to the shareholders of VFG and FNB seeking their approval of the merger.  In addition, each of VFG and FNB may file other relevant documents with the SEC concerning the proposed merger.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUUPLEMENTS TO THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VFG, FNB, AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov.  Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2211) or FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents” or FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”  The information on VFG’s and FNB’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

VFG and FNB and their directors and certain of their executive officers are participants in the solicitation of proxies from the shareholders of VFG and/or FNB in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to certain factors that may cause FNB’s results to vary from those expected. Forward-looking statements may include, but are not limited to, discussions concerning the following:

▪	Projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth, and other performance measures;
▪	Ability to successfully complete the merger or other transactions and the impact of any such transaction on FNB’s performance and operations;
▪	Expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives; and
▪	Discussions on the outlook of the economy, competition, regulation, taxation, FNB strategies, subsidiaries, investment risk and policies.

Actual results or performance could differ from those implied or contemplated by forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including, among others: the businesses of VFG and/or FNB may not be integrated successfully or such integration may be more difficult, time-consuming or more costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected or may not occur at all; general business, economic, and market conditions; fiscal and monetary policies; war and terrorism; natural disasters; changes in interest rates, deposit flows, loan demand, and real estate values; deterioration in credit quality and/or a reduced demand for credit; competition with other providers of financial products and services; the issuance or redemption of additional FNB equity or debt; volatility in the market price of FNB’s common stock; changes in accounting principles, policies, or guidelines; changes in laws or regulation; reliance on other companies for products and services; operational or systems risks; other economic, competitive, servicing capacity, governmental, regulatory, and technological factors affecting FNB’s operations, pricing, products, and delivery of services; and other risk factors detailed from time to time in filings made by FNB with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  FNB does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as the result of new information, future events or otherwise.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

	2007	2006	Change	% Change
Quarter Ended September 30
Net income	$3,285	$4,664	(1,379)	(29.6)
Net interest income	13,342	13,840	(498)	(3.6)
Net interest income (FTE)(1)	13,441	13,896	(455)	(3.3)
Noninterest income	3,498	3,815	(317)	(8.3)
Noninterest expense	10,350	10,254	96	0.9
Provision for loan losses	1,623	354	1,269	358.5

Per Share Data
EPS basic	$0.45	$0.64	(0.19)	(29.7)
EPS fully diluted	0.44	0.63	(0.19)	(30.2)
Dividends declared	0.21	0.21	-	-
Book value	24.52	23.22	1.30	5.6
Weighted average shares outstanding basic	7,369	7,343	26	0.4
Weighted average shares outstanding fully diluted	7,440	7,425	15	0.2
Shares outstanding quarter end (net of unearned)	7,374	7,345	29	0.4

Financial Ratios
Return on average assets	0.85%	1.23%
Return on average shareholders’ equity	7.30	11.25
Net interest margin (1)	3.78	3.96
Equity to assets	11.93	11.31
Allowance for loan losses to loans, net of unearned income	1.04	1.24

Selected Balances at September 30
Total assets	$1,515,714	$1,508,901	6,813	0.5
Loans, net of unearned income	1,119,726	1,173,424	(53,698)	(4.6)
Allowance for loan losses	11,634	14,589	(2,955)	(20.3)
Securities	217,217	198,616	18,601	9.4
Deposits	1,260,205	1,254,678	5,527	0.4
Other interest-bearing funds	66,008	75,826	(9,818)	(12.9)
Shareholders’ equity	180,817	170,592	10,225	6.0

Nine Months Ended September 30
Net income	$11,798	$13,712	(1,914)	(14.0)
EPS basic	1.60	1.87	(0.27)	(14.4)
EPS fully diluted	1.59	1.85	(0.26)	(14.1)
Dividends declared	0.63	0.61	0.02	3.3
Weighted average shares outstanding basic	7,361	7,331	30	0.4
Weighted average shares outstanding fully diluted	7,441	7,410	31	0.4
Return on average assets	1.03%	1.22%	(0.19)	NM
Return on average shareholders’ equity	8.90	11.16	(2.26)	NM
Net interest margin (1)	3.86	3.98	(0.12)	NM

Asset Quality		% of Loans		% of Loans
	2007	& ORE	2006	& ORE
Nonperforming Assets
Nonaccrual loans	$13,759	1.23	$5,393	0.46
Other real estate	973	0.09	573	0.05
Loans past due 90 days or more	567	0.05	593	0.05
Total nonperforming assets	$15,299	1.37	$6,559	0.56

Net charge off ratio	0.54%		0.13%

(1) Fully taxable equivalent
NM – Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

	2007	2006	Change	% Change
Alternative Performance Measures for Quarter Ended September 30 (2)
Net income	$3,285	$4,664	(1,379)	(29.6)
Plus amortization of core deposit intangibles	146	173	(27)	(15.6)
Equals cash basis operating earnings (2)	3,431	4,837	(1,406)	(29.1)
QTD average assets	1,531,722	1,519,867	11,855	0.8
Less QTD intangible assets	46,917	47,878	(961)	(2.0)
Equals QTD average tangible assets (2)	1,484,805	1,471,989	12,816	0.9
QTD average equity	178,490	165,833	12,657	7.6
Less intangible assets equals QTD average tangible equity (2)	131,573	117,955	13,618	11.5
Cash basis EPS basic (2)	0.47	0.66	(0.19)	(28.8)
Cash basis EPS fully diluted (2)	0.46	0.65	(0.19)	(29.2)
Return on average tangible assets (2)	0.92%	1.31%	(0.39)	(29.8)
Return on average tangible equity (2)	10.35	16.40	(6.05)	(36.9)

Alternative Performance Measures for Nine Months Ended September 30 (2)
Net income	$11,798	$13,712	(1,914)	(14.0)
Plus amortization of core deposit intangibles	439	518	(79)	(15.3)
Equals cash basis operating earnings (2)	12,237	14,230	(1,993)	(14.0)
YTD average assets	1,529,939	1,498,584	31,355	2.1
Less YTD intangible assets	47,139	48,144	(1,005)	(2.1)
Equals YTD average tangible assets (2)	1,482,800	1,450,440	32,360	2.2
YTD average equity	177,174	163,829	13,345	8.1
Less intangible assets equals YTD average tangible equity (2)	130,035	115,685	14,350	12.4
Cash basis EPS basic (2)	1.66	1.94	(0.28)	(14.4)
Cash basis EPS fully diluted (2)	1.64	1.92	(0.28)	(14.6)
Return on average tangible assets (2)	1.10%	1.31%	(0.21)	(16.0)
Return on average tangible equity (2)	12.58	16.40	(3.82)	(23.3)

(1) Fully taxable equivalent
NM – Not meaningful

(2)
As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core businesses.  Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital.  Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because they allow investors to see clearly the combined economic results of FNB Corporation without material non-recurring items and non-operating adjustments stemming from the consolidation of our organization.  These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.